Exhibit 23.1

KPMG LLP

345 Park Avenue
New York, NY 10154-0102

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 28, 2025, with respect to the consolidated financial statements of EQT Exeter Real Estate Income Trust, Inc., incorporated herein by reference, and to the reference to our firm under the heading "Experts" in the prospectus.

  /s/ KPMG LLP

New York, New York
April 16, 2025

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with
KPMG International Limited, a private English company limited by guarantee.